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                                         SAFEGUARD SCIENTIFICS, INC.

                               Exhibit 11 - CALCULATION OF PER SHARE EARNINGS

                                    (000 omitted) except per share data


                                                     Three Months Ended        Nine Months Ended
                                                          September 30            September 30
                                                  ------------------------------------------------
                                                         1994        1993        1994        1993
                                                  ------------------------------------------------
Primary earnings per common share

Net earnings                                           $7,569      $1,643     $14,660      $7,821
Adjustment   (1)                                         (127)       (198)       (453)       (475)
                                                  ------------------------------------------------
                                                       $7,442      $1,445     $14,207      $7,346
                                                  ================================================

Average common shares outstanding                       9,497       9,730       9,436       9,972

Average common share equivalents                          294         220         359         206

Average number of common shares and
                                                  ------------------------------------------------
common share equivalents outstanding                    9,791       9,950       9,795      10,178
                                                  ================================================

Primary earnings per common share                       $0.76       $0.15       $1.45       $0.72
                                                  ================================================


Fully diluted earnings per common share

Net earnings                                           $7,569      $1,643     $14,660      $7,821
Adjustment   (1)                                         (367)       (440)     (1,114)     (1,100)
                                                  ------------------------------------------------
                                                       $7,202      $1,203     $13,546      $6,721

Average number of common shares
assuming full dilution                                  9,815       9,998       9,804      10,240
                                                  ================================================


Fully diluted earnings per common share                 $0.73       $0.12       $1.38       $0.66
                                                  ================================================

(1)  Net earnings are adjusted (unless anti-dilutive) for the effect of options, warrants (primary earnings) and convertible securities (fully diluted) issued by the Company's public subsidiaries.
     All share and per share data have been adjusted to reflect the two-for-one stock split of the Company's common shares effective September 7, 1994.

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